Filed Pursuant to Rule 424(b)(3)

Registration No. 333-147706

Prospectus Supplement No. 1

(to prospectus dated December 19, 2007)

This Prospectus Supplement No. 1 supplements and amends the prospectus dated December 19, 2007, or the Original Prospectus, relating to the sale from time to time of up to 4,600,000 shares of our common stock, par value $0.001 per share, by the selling stockholders identified in the Original Prospectus. We are not selling any shares of our common stock under the Original Prospectus or this Prospectus Supplement No. 1 and will not receive any of the proceeds from the sale of shares by the selling stockholders.

On January 10, 2008, we filed with the Securities and Exchange Commission a Current Report on Form 8-K relating to the grant of cash bonuses and stock options to our executive officers as well as changes in the base salaries of our executive officers for the 2008 fiscal year.  The information set forth below supplements and amends the information contained in the Original Prospectus.  This Prospectus Supplement No. 1 should be read in conjunction with, and delivered with, the Original Prospectus and is qualified by reference to the Original Prospectus except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Original Prospectus.

For a description of the plan of distribution of the resale shares, see “Plan of Distribution” beginning on page 26 of the Orginal Prospectus.

Our common stock is listed on the Nasdaq Global Market under the symbol “OPTR.” On January 9, 2008 the last reported sale price for our common stock was $6.29 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 1 of the Orginal Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Original Prospectus or this Prospectus Supplement No. 1 is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is January 10, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 4, 2008

OPTIMER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33291	33-0830300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10110 Sorrento Valley Road, Suite C

San Diego, CA  92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 909-0736

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2008, the Compensation Committee of our Board of Directors established base salaries for 2008, granted stock options and approved bonuses under the 2007 Incentive Compensation Plan for our executive officers. The following table sets forth such 2008 base salaries, stock option grants and 2007 bonuses:

Name and Title	2008 Base Salary	Stock Options	2007 Bonus
Michael N. Chang, President, Chief Executive Officer	$365,000	70,000	$175,000
Tessie M. Che, Senior Vice President, Chief Operating Officer	$250,000	30,000	$82,000
John D. Prunty, Chief Financial Officer, Vice President, Finance and Secretary	$240,000	30,000	$75,000
Kevin P. Poulos, Chief Commercial Officer	$192,000	25,000	$63,000
Youe-Kong Shue, Vice President, Clinical Development	$210,000	20,000	$67,000

The stock options described above (i) were granted pursuant to our 2006 Equity Incentive Plan, (ii) terminate ten years after the date of grant, or earlier in the event the optionholder’s service to us is terminated and (iii) have an exercise price per share equal to the closing price of our common stock as reported on the Nasdaq Global Market on January 4, 2007. Subject to the optionholder’s continued service to us, 25% of the shares of common stock subject to such stock options vest on the first anniversary of the date of grant, and the remaining shares vest monthly over the following three years; provided that the vesting of such shares may be accelerated upon the occurrence of certain events.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMER PHARMACEUTICALS, INC.

Dated: January 10, 2008	By:	/s/ John D. Prunty
John D. Prunty
Chief Financial Officer (Duly Authorized Officer and Principal Financial and Accounting Officer)

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